Exhibit 21.1


                               Lancer Corporation
                              List of Subsidiaries



Lancer International Sales, Inc.
San Antonio, Texas

Glenn Pleass Holdings Pty. Ltd.
Beverly, South Australia, Australia

Industrias Lancermex, S.A. de C.V.
Piedras Negras, Coahuila, Mexico

Nueva Distribuidora Lancermex, S.A. de C.V.
Piedras Negras, Coahuila, Mexico

Servicios Lancermex, S.A. de C.V.
Piedras Negras, Coahuila, Mexico

Lancer Limited
Ruislip, Middlesex, United Kingdom

Lancer Investment Corporation
Wilmington, Delaware

Lancer Capital Corporation
San Antonio, Texas

Lancer do Brasil, Participacoes, Empreendimentos e Representacoes, Ltda. Sao Paulo, Sao Paulo, Brazil

Lancer Partnership, Ltd.
San Antonio, Texas

Lan-Leasing, Inc.
San Antonio, Texas